Exhibit 99.1

Destination Maternity and Orchestra Prémaman to Merge, Creating a Leading Global Provider of Maternity Apparel, Childrenswear and Baby Hard Goods

Aggregate sales of $1.1 billion and combined Adjusted EBITDA of $76 million before meaningful synergy opportunities across more than 40 countries and approximately 1,800 retail locations

Offers significant cross selling opportunities and diversification of sales by product, channel and geography

Well positioned for sustainable long-term value creation, including anticipated annual cost synergies of $15-20 million within 3 years of closing

Combination is expected to generate enhanced cash flow and maintain a strong balance sheet to support growth at both companies

MOORESTOWN, N.J and MONTPELLIER, FRANCE (December 20, 2016) – Destination Maternity (NASDAQ:DEST) and Orchestra Prémaman S.A. (ENXTPA:KAZI) today announced that they have entered into a definitive agreement (“Agreement”) to merge, creating a leading global provider of maternity apparel, childrenswear and baby hard goods. The strategic transaction, which was unanimously approved by the Boards of Directors of both companies, combines two highly complementary businesses resulting in enhanced capabilities for the benefit of customers, shareholders and employees. The combined company, which is expected to have pro forma revenues of approximately $1.1 billion, will also enjoy greater financial strength and flexibility, with the ability to deliver long-term operating performance and improvements through its increased scale and significant synergy opportunities.

Under the terms of the Agreement, Destination Maternity (“Destination”) shareholders will receive 0.5150 of an Orchestra Prémaman S.A. (“Orchestra”) ordinary share, in the form of American Depositary Shares (“ADSs”), for each share of Destination common stock they own. The implied offer price of $7.05 per share is based on Orchestra’s closing stock price and the EUR/USD exchange ratio on December 19, 2016, representing a 34.0 percent premium to its unaffected stock price of $5.26 on May 31, 2016, prior to Destination filing its 8-K filing on June 1, 2016, announcing Destination change-in-control compensation arrangements. On a pro forma basis, following the closing of the transaction, Destination shareholders will own approximately 28 percent of the combined company, and Orchestra shareholders will own approximately 72 percent. The stock-for-stock transaction is expected to be tax-free to shareholders. The merger is subject to customary closing conditions, including receipt of the required approval of both Destination and Orchestra shareholders. The parties currently expect the transaction to close mid-2017.

Commenting on the merger, Arnaud Ajdler, Destination’s Chairman, said, “This highly complementary business combination, which presents compelling value to our shareholders, is a transformative event for both companies. With the creation of one of the world’s largest specialty providers of maternity apparel and childrenswear, shareholders of both companies are poised to benefit from a highly diversified product portfolio, improved financial strength and flexibility, and greater distribution and sourcing capabilities.

Likewise, consumers will benefit from a significantly expanded product offering that will meet their maternity and early childhood needs made available across multiple channels. With similar cultures and customers, we believe this transaction will enhance our competitive position and open up new avenues of growth for our respective brands in the United States, Europe, and beyond.”

Pierre Mestre, Orchestra’s Founder and Chairman, stated, “We are excited to bring together two companies that share a common vision to make innovative, fashionable and practical maternity goods and childrenswear available to the masses. The commonality in our target customers will drive incremental market penetration, marketing and cost efficiencies, and revenue growth. Orchestra and Destination will achieve greater growth and earnings together than they each could stand-alone. We are confident this merger will allow us to better compete in the rapidly changing retail landscape, benefiting our collective stakeholders over the long-term. We are excited to welcome Destination’s accomplished executives and associates to the Orchestra family.”

Summary of Strategic Benefits

The merger of Destination and Orchestra is expected to create numerous significant operational and financial benefits, including:

•	Enhanced Offerings, Product Portfolio and Customer Connectivity: By merging global leaders across maternity in the U.S. and childrenswear in Europe, the combined company will be able to offer its customers a comprehensive array of premier apparel and other products for the maternity, childrenswear and baby hard good markets. Orchestra allows Destination to dramatically grow the lifetime value of Destination’s customer base by extending its customer relationship from months into years. A unified retail strategy focused on customer connectivity will enable expectant mothers and new moms alike to access an exceptional stable of brands through multiple distribution channels and geographies.

•	Significant Sourcing Savings: The combined company is also expected to benefit from significant annual cost savings of $15-20 million from leveraging Orchestra’s highly efficient direct sourcing network with over 15 years of experience, which includes over 200 people on the ground in 6 buying offices.

•	International Growth Platform: Destination’s state-of-the-art retail distribution infrastructure and network of U.S. retail locations provides a platform to facilitate Orchestra’s entrance into the world’s largest and most profitable children’s market. Conversely, Orchestra has a global footprint of 560+ stores that primarily span across Europe, Africa, and Asia. Existing stores and new locations throughout the region, along with entry into new markets, provide ample opportunity for international expansion and cross-selling of Destination’s product lines.

•	Stronger Financial Profile and Meaningful Accretion: In addition to creating a global leader across maternity and children’s products, the transaction will enable the combined company to enjoy enhanced top line growth, a strong balance sheet and significant cash flow from diversified revenue streams. Including preliminary run-rate synergy estimates, the transaction is expected to be accretive to both margins and EPS.

Leadership and Organization

Following the closing, the combined company will have an eleven person board, including three independent directors designated by Destination, two additional independent directors, and one employee representative as required by French law. Mr. Mestre will serve as Chairman of the group. The group will be organized geographically, with a North America business unit and a Rest of World business unit. The two business units will leverage each other’s product and operational expertise and resources whenever possible.

Upon completion of the merger, the group, operated under the Orchestra name, will maintain its corporate headquarters located in Montpellier, France. Destination will maintain its headquarters in Moorestown, N.J. and its distribution facility in Florence, N.J.

Orchestra intends to file a registration statement with the U.S. Securities and Exchange Commission for the registration of the ADSs. Orchestra’s ordinary shares will continue to be listed on Euronext Paris stock exchange.

Adjusted EBITDA is a non-GAAP financial measure and should not be considered a replacement for GAAP results; Adjusted EBITDA excludes specified items such as restructuring costs, relocation costs, impairment charges and transaction related expenses and other one-time costs.

Advisors

Guggenheim Securities, LLC is acting as financial advisor and Pepper Hamilton LLP and Bredin Prat are acting as legal advisors to Destination. Moelis & Company is acting as financial advisor and Jones Day is acting as legal advisor to Orchestra.

Conference Call and Webcast

The companies will host a conference call on Tuesday, December 20, 2016 at 9:00 am EST to discuss the proposed merger. Participants will include Pierre Mestre, Anthony M. Romano, Ronald J. Masciantonio and David Stern. The conference call-in number is (800) 219-6970 (Domestic); or (574) 990-1028 (International) or interested parties can join the live webcast of the conference call by accessing the Investor Relations section of each company’s website at http://investor.destinationmaternity.com or at http://www.orchestra-kazibao.com/informations-financieres/.

A transcript of the call and the conference call replay will be posted when available on the respective companies’ websites under the Investor Relations sections.

About Orchestra

Orchestra specializes in the creation, manufacture, purchase and sale of all products related to children’s clothing and childcare products. The Group’s product range currently comprises clothing and footwear for children aged 0 to 14 years, maternity fashion and childcare products. Since 2012, Orchestra has become a major player on the European childcare products market, in particular due to external growth operations, such as the acquisition of Baby 2000 and the Prémaman Group, which is Europe’s oldest maternity wear brand, dating back to 1947. This strategy of growth and development in childcare products follows on the success of the first megastore opened in Saint-Aunès, a store concept offering an entire world revolving around babies. Having increased its presence internationally, the Group now operates in more than 40 countries, selling more than 80 million pieces per year.

About Destination

Destination is the world’s largest designer and retailer of maternity apparel. As of October 29, 2016 Destination operates 1,229 retail locations in the United States, Canada, Puerto Rico and England,

including 526 stores, predominantly under the trade names Motherhood Maternity®, A Pea in the Pod® and Destination Maternity®, and 703 leased department locations. The Company also sells merchandise on the web primarily through its brand-specific websites, motherhood.com anda apeainthepod.com, as well as through its destinationmaternity.com website. Destination has international store franchise and product supply relationships in the Middle East, South Korea, Mexico, Israel and India. As of October 29, 2016 Destination has 239 international franchised locations, including 21 standalone stores operated under one of the Company’s nameplates and 218 shop-in-shop locations.

Additional Information

This press release does not constitute an offer to buy or solicitation of any offer to sell securities or a solicitation of any vote or approval. It does not constitute a prospectus or prospectus equivalent document. This press release relates to the proposed business combination between Destination and Orchestra (the “Merger”). The proposed combination will be submitted to Destination’s and Orchestra’s stockholders for their consideration and approval. In connection with the proposed combination, Destination and Orchestra will file relevant materials with (i) the SEC, including an Orchestra registration statement on Form F-4 that will include a proxy statement of Destination and a prospectus of Orchestra, and (ii) the Autorité des Marchés Financiers (“AMF”) in France. Destination will mail the proxy statement/prospectus to its stockholders and Orchestra will make the Securities Note and other relevant materials available to its stockholders. This press release is not a substitute for the F-4 registration statement, proxy statement/prospectus, Securities Note (note d’opération), Orchestra’s Registration Document (document de référence) or other document(s) that Destination and/or Orchestra may file with the SEC or the AMF in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE REGISTRATION STATEMENT, PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS FILED WITH THE SEC AND THE SECURITIES NOTE AS REGISTERED WITH THE AMF WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT DESTINATION, ORCHESTRA AND THE PROPOSED TRANSACTION. Investors and security holders may obtain free copies of these documents (when they are available) and other related documents filed with the SEC at the SEC’s web site at www.sec.gov, and the related documents filed with the AMF at the AMF’s website at http://www.amf-france.org/. Investors may request copies of the documents filed with the SEC by Destination by directing a request to Destination’s Investor Relations department at Destination Maternity, Attention: Investor Relations, 232 Strawbridge Drive, Moorestown, NJ 08057 or to Destination’s Investor Relations department at 203-682-8225 or by email to DestinationMaternityIR@icrinc.com. Investors may request copies of the documents filed with the AMF or the SEC by Orchestra by directing a request to ACTIFIN, Attention: Stéphane Ruiz or to Stéphane Ruiz at +33 01 56 88 11 15 in France or by email to sruiz@actifin.fr.

Participants in the Solicitation

Destination, Orchestra and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from stockholders in connection with the approval of the Merger and may have direct or indirect interests in the Merger. Information about Orchestra’s directors and executive officers is set forth in Orchestra’s 2015 Registration Document (Document de Référence 2015) filed with the AMF on June 30, 2016 under number R.16-063 (and also available in a convenience English translation version) incorporating its accounts 2015, as the same may be amended, updated or superseded from time to time, which may be obtained free of charge at http://www.orchestra-kazibao.com/informations-financieres/. Information about Destination’s directors and executive officers and their respective interests in Destination by security holdings or otherwise is set forth in Destination’s Proxy Statement on Schedule 14A for its 2016 Annual Meeting of Stockholders, which was filed with the SEC on April 18, 2016, and its Annual Report on Form 10-K for the fiscal year ended January 30, 2016, which was filed with the SEC on April 14, 2016. These documents are available free of charge at the SEC’s website at www.sec.gov and from the “Investors” section of Destination’s website at www.investor.destinationmaternity.com. Additional information regarding the interests of participants in the solicitation of proxies in connection with the Merger will be included in the proxy statement/prospectus and the registration statement that Orchestra will file with the SEC in connection with the solicitation of proxies from Destination’s stockholders to approve the Merger.

Cautionary Statements Related to Forward-Looking Statements

Some of the information in this press release, including the information incorporated by reference, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These forward-looking statements involve a number of risks and uncertainties related to operating performance and outlook of Destination and the combined businesses of Destination and Orchestra. following the Merger, as well as other future events and their potential effects on Destination and the combined company that are subject to risks and uncertainties. The following factors, among others, in the future could cause Destination’s or Orchestra’s actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to, statements relating to (i) the possibility that the Merger does not close when expected or at all, or that Destination and Orchestra, in order to achieve governmental and regulatory approvals, may be required to modify aspects of the Merger or to accept conditions that could adversely affect the combined company or the expected benefits of the proposed Merger; (ii) the ability to obtain the requisite Destination and Orchestra stockholder approvals, on the proposed terms and timeframe; (iii) the benefits of the Merger, including future financial and operating results of the combined company, Destination and Orchestra’s plans, objectives, expectations and intentions, and the ability to realize the expected synergies or savings from the proposed Merger in the amounts or in the timeframe anticipated; (iv) the risk that competing offers or acquisition proposals will be made; (v) the ability to integrate Destination’s and Orchestra’s businesses in a timely and cost-efficient manner; (vi) the inherent uncertainty associated with financial projections; (vii) the potential impact of the announcement or closing of the proposed Merger on customer, supplier, employee and other relationships; and (viii) other factors referenced in Destination’s Annual Report on Form 10-K or Orchestra’s Registration Document (document de référence), including those set forth under the caption “Risk Factors.” In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this announcement do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward- looking terms such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “pro forma,” “anticipates,” “intends,” “continues,” “could,” “estimates,” “plans,” “potential,” “predicts,” “goal,” “objective,” or the negative of any of these terms, or comparable terminology, or by discussions of our outlook, plans, goals, strategy or intentions. Forward-looking statements speak only as of the date made. Except as required by applicable law, including the securities laws of the United States and the rules and regulations of the SEC, we assume no obligation to update any of these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements.

Nothing contained herein shall be deemed to be a forecast, projection or estimate of the future financial performance of Destination and Orchestra, or the combined company, following the implementation of the proposed Merger or otherwise. No statement in this press release should be interpreted to mean that the earnings per share, profits, margins or cash flows of Destination or the combined company for the current or future financial years would necessarily match or exceed the historical published figures.

Contact Information

Destination Maternity Contacts

Investors

ICR

Allison Malkin and Caitlin Morahan

DestinationMaternityIR@icrinc.com, 646-277-1274

Media

ICR

Phil Denning and Jason Chudoba

Phil.Denning@icrinc.com, 646-277-1258

Jason.Chudoba@icrinc.com, 646-277-1249

Orchestra Prémaman S.A. Contact

Investors & Media

ACTIFIN

Stéphane Ruiz

sruiz@actifin.fr, +33 01 56 88 11 15